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                                                                    EXHIBIT 23.1



                          INDEPENDENT AUDITORS' CONSENT



We consent to the use in Post-Effective Amendment No. 1 to the Registration Statement of Vianet Technologies, Inc. on Form S-1 of our report dated March 24, 2000 except Note 18 as to which the date is April 13, 2000, with respect to the consolidated balance sheets of Vianet Technologies, Inc. as of December 31, 1999 and 1998 and the related consolidated statements of operations, shareholders' equity and cash flows for the year ended December 31, 1999 and the period from March 20, 1998 (inception) to December 31, 1998, appearing in the Prospectus, which is part of the Registration Statement.





                                                 /s/ Edward Isaacs & Company LLP




New York, New York
August 30, 2000